Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

Between

U.S. BANK NATIONAL ASSOCIATION

and

MACKIE DESIGNS INC.

Dated as of April 30, 2002

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS

1.1	Terms Defined
1.2	Accounting Terms
1.3	Rules of Construction
1.4	Incorporation of Recitals and Exhibits
1.5	Existing Credit Agreement and Loan Documents; Waiver

ARTICLE II.	REVOLVING LOAN

2.1	Loan Commitment
2.2	Use of Proceeds
2.3	Revolving Note
2.4	Interest Rate
2.5	Repayment
2.6	Fundings
2.7	Revolving Loan Fee
2.8	Borrowing Base

ARTICLE III.	TERM LOAN A

3.1	Loan Commitment
3.2	Use of Proceeds
3.3	Term Note A
3.4	Interest Rates
3.5	Repayment
3.6	Term Loan A Fee
3.7	Adjustment of Principal Balance

ARTICLE IV.	TERM LOAN B

4.1	Loan Commitment
4.2	Use of Proceeds
4.3	Term Note B
4.4	Interest Rates
4.5	Repayment
4.6	Term Loan B Fee

ARTICLE V	LETTERS OF CREDIT

5.1	Commitment
5.2	Letter of Credit Fees
5.3	Draws on Letters of Credit

ARTICLE VI.	GENERAL PROVISIONS APPLICABLE TO THE LOANS

6.1	Manner of Payment

i

6.2	Statements
6.3	Book Entry Loan Account
6.4	Lockbox; Bank Control Account
6.5	Computations of Interest
6.6	Default Interest
6.7	Maximum Interest Rate
6.8	Late Charge
6.9	Prepayments
6.10	Extensions, Renewals and Modifications
6.11	Increased Costs
6.12	LIBOR Rate Loan Provisions
6.13	Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability
6.14	Changes in Law Rendering LIBOR Rate Loan Unlawful
6.15	Discretion of U.S. Bank as to Manner of Funding
6.16	Collateral; Existing Security Documents

ARTICLE VII.	CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOANS

7.1	Conditions Precedent for Initial Funding
7.2	Conditions Precedent to Each Subsequent Funding

ARTICLE VIII.	AFFIRMATIVE COVENANTS

8.1	Financial Data
8.2	Licenses and Permits
8.3	Maintenance of Properties
8.4	Payment of Charges
8.5	Insurance
8.6	Maintenance of Records
8.7	Inspection
8.8	Hazardous Substances
8.9	Corporate Existence
8.10	Notice of Disputes and Other Matters
8.11	Exchange of Note
8.12	Maintenance of Liens
8.13	Other Agreements
8.14	After-Acquired Collateral
8.15	Further Assurances
8.16	Maintenance of Bank Accounts
8.17	Disposition of Assets
8.18	Appraisal
8.19	Issuance of Equity

ARTICLE IX.	NEGATIVE COVENANTS

9.1	Dividends and Distributions

9.2	Transactions With Affiliates
9.3	Other Indebtedness
9.4	Leases and Leasebacks
9.5	Liens
9.6	Advances and Loans
9.7	Investments
9.8	Consolidation, Merger and Sale of Assets
9.9	Subsidiaries
9.10	Type of Business
9.11	Change of State of Organization
9.12	Change in Documents
9.13	Control
9.14	Pension Plan
9.15	Tangible Net Worth
9.16	Funded Debt Ratio
9.17	Fixed Charge Coverage Ratio
9.18	Working Capital
9.19	Limitation on Capital Expenditures

ARTICLE X.	REPRESENTATIONS AND WARRANTIES

10.1	Corporate Status
10.2	Power and Authority
10.3	No Violation of Agreements
10.4	Recording and Enforceability
10.5	Litigation
10.6	Good Title to Properties
10.7	Licenses and Permits
10.8	No Burdensome Agreements
10.9	Properties in Good Condition
10.10	Financial Statements
10.11	Outstanding Indebtedness
10.12	Taxes
10.13	License Fees
10.14	Trademarks, Patents, Etc.
10.15	Disclosure
10.16	Regulations U and X
10.17	Names
10.18	Condition of Property
10.19	Pension Plans

ARTICLE XI.	EVENTS OF DEFAULT; REMEDIES

11.1	Events of Default
11.2	Acceleration; Remedies

ARTICLE XII.	MISCELLANEOUS

12.1	Notices
12.2	Payment of Expenses
12.3	Setoff
12.4	Waiver of Setoff
12.5	Fees and Commissions
12.6	No Waiver
12.7	Entire Agreement and Amendments
12.8	Benefit of Agreement
12.9	Severability
12.10	Descriptive Headings
12.11	Governing Law
12.12	Consent to Jurisdiction, Service and Venue
12.13	Counterparts
12.14	Jury Waiver
12.15	Statutory Notice

EXHIBITS

Exhibit A      —    Revolving Note, Section 2.3

Exhibit B       —    Term Note A, Section 3.3

Exhibit C       —    Term Note B, Section 4.3

Exhibit D      —    Board Resolution and Incumbency Certificate, Section 7.1(d)(iii)

Exhibit E       —    Existing Liens, Section 9.5

AMENDED AND RESTATED CREDIT AGREEMENT

This amended and restated credit agreement is made and entered into as of the 30th day of April, 2002, by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), and MACKIE DESIGNS INC., a Washington corporation (“Borrower”).  Words and phrases with initial capitalized letters have the meanings assigned in Article I hereof.

RECITALS

A.            Borrower and U.S. Bank are parties to that certain Credit Agreement dated as of June 18, 1998 (collectively with all amendments and modifications thereto, the “Existing Credit Agreement”).

B.            Borrower has requested U.S. Bank to modify Borrower’s existing credit facilities with U.S. Bank under the Existing Credit Agreement.

C.            Borrower and U.S. Bank desire to amend and restate the Existing Credit Agreement on the terms and conditions of this Credit Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto (a) agree that the Existing Credit Agreement is hereby amended and restated in its entirety as provided herein, (b) agree that all the Loan Documents executed in connection with or relating to the Existing Credit Agreement shall remain in full force and effect, except as specifically provided in this Agreement, and (c) further agree as follows:

ARTICLE I.                                                        DEFINITIONS

1.1                               Terms Defined

As used herein, the following terms have the meanings set forth below:

“Adjusted EBITDA” means, for a given period, EBITDA less cash paid for principal and interest payments on Interest Bearing Debt (excluding principal payments on the Revolving Loan), less cash income taxes paid and less Unfunded Capital Expenditures paid in cash.

“Adjustment Date” means the date reasonably determined by U.S. Bank that is within 30 days of the date U.S. Bank receives, reviews and approves the Appraisal.

“Affiliate” means a Person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Borrower.  A Person shall be deemed to control a corporation, limited liability company or partnership if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation, limited liability company or partnership, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this credit agreement and includes all amendments to this Agreement.

“Applicable Law” means all applicable provisions and requirements of all (a) constitutions, statutes, ordinances, rules, regulations, standards, orders and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated or implemented after the date hereof.

“Applicable Margin” means the rate per annum that is determined by reference to the following matrix and based upon the quarterly financial statements of Borrower provided to U.S. Bank in accordance with the terms of this Agreement for the preceding fiscal quarter of Borrower.  Adjustments shall be made 60 days after the end of each fiscal quarter of Borrower (when quarterly financial statements are required to be delivered to U.S. Bank); provided, however, that if Borrower has not delivered its financial statements for the previous fiscal quarter within 60 days of the end of such fiscal quarter, then the Applicable Margin in effect for the previous fiscal quarter shall continue to apply unless U.S. Bank exercises its right to impose the default rate provided for in this Agreement.

Funded Debt Ratio	Prime Rate Loan Applicable Margin	LIBOR Rate Loan Applicable Margin
> 3.5:1.0	2.00%	3.50%
≤ 3.5:1.0 and > 3.0:1.0	0.75%	3.00%
≤ 3.0:1.0 and > 2.0:1.0	0.50%	2.50%
≤ 2.0:1.0 and > 1.0:1.0	0.25%	2.00%
≤ 1.0:1.0	0%	1.75%

Where:
≤ = less than or equal to
> =  greater than

The Applicable Margins set forth above shall apply unless there exists an Event of Default, in which case U.S. Bank may elect to apply the default rate pursuant to the terms of this Agreement.  The Funded Debt Ratio as used in this definition shall be calculated as of the last day of the relevant fiscal quarter of Borrower for the four trailing fiscal quarters then ended.  U.S. Bank and Borrower acknowledge that notwithstanding the Applicable Margin matrix set forth above, Section 9.16 of the Credit Agreement provides that for Borrower’s fiscal quarter ending December 31, 2002, and for each of Borrower’s fiscal quarters thereafter, the Funded Debt Ratio shall not exceed 3.00:1.00.

“Appraisal” has the meaning set forth in Section 8.18 hereof.

“Borrower” means Mackie Designs Inc., a Washington corporation, and its successors.

“Borrowing Base” has the meaning set forth in Section 2.8 hereof.

“Borrowing Notice” has the meaning set forth in Section 2.6(a) hereof.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks in the state of Washington are authorized or required by law to close.

“Capital Expenditures” means the aggregate amount of capital expenditures of Borrower as determined on a consolidated basis in accordance with generally accepted accounting principles, including leases that are or should be capitalized pursuant to generally accepted accounting principles.

“Collateral” means all the property, real or personal, tangible or intangible, now owned or hereafter acquired, in which U.S. Bank has been or is to be granted a security interest by Borrower or any other Person, to secure the Indebtedness of Borrower to U.S. Bank.

“Commitment Period” has the meaning set forth in Section 2.1 hereof.

“Default” means any condition or event that constitutes an Event of Default or with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deficit Amount” has the meaning set forth in Section 3.7 hereof.

“Disposition Payment” has the meaning set forth in Section 8.17 hereof.

“EBITDA” for a given period and on a consolidated basis, means Borrower’s net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, and minus revenues derived from net gains from sales of capital assets.

“Eligible Accounts Receivable” means the accounts receivable owed directly to Borrower or any of its domestic Subsidiaries, excluding the following:  (a) accounts receivable that have been outstanding in excess of 60 days from the due date, (b) all accounts receivable from any single customer of Borrower if 10 percent or more of such customer’s accounts owed to Borrower are ineligible for any reason, (c) accounts receivable due from officers, employees, or Affiliates of Borrower, (d) accounts receivable that are partially or wholly subject to the right of setoff, (e) accounts receivable resulting from COD sales, finance charges, and consignments, (f) accounts receivable due from Persons not residents of the United States, (g) accounts receivable due from the federal government, (h) accounts receivable that constitute any retainage, (i) accounts receivable that constitute dated billings, and (j) accounts receivable in which any Person other than U.S. Bank has a security interest.  Notwithstanding the foregoing, “Eligible Accounts Receivable” shall not include any accounts receivable unless and until U.S. Bank holds a first, valid, binding perfected security interest in any such accounts receivable.

“Eligible Inventory” means inventory owned directly by Borrower, including raw materials and finished goods, valued at the lower of cost or market.  “Eligible Inventory” shall exclude inventory that is obsolete, consigned inventory, inventory that is not in saleable condition, work–in–process and inventory in which any Person other than U.S. Bank has a security interest.  Notwithstanding the foregoing, “Eligible Inventory” shall not include any inventory unless and until U.S. Bank holds a first, valid and binding perfected security interest in that inventory.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Payment” has the meaning set forth in Section 8.19 hereof.

“Event of Default” has the meaning set forth in Section 11.1 hereof.

“Excess Amount” has the meaning set forth in Section 3.7 hereof.

“Existing Credit Agreement” has the meaning set forth in Recital A of this Agreement.

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus cash taxes, cash dividends and Unfunded Capital Expenditures for the relevant period to (b) the sum of all required principal payments (on all Interest Bearing Debt and capital leases), and interest expense for the relevant period.

“Funded Debt Ratio” means the ratio of Interest Bearing Debt to EBITDA.

“Funding” means any disbursement of the proceeds of the Revolving Loan, Term Loan A, Term Loan B, or the issuance or renewal of any Letter of Credit.

“Governmental Approval” means any authorization, consent, approval, certificate of compliance, license, permit or exemption from, contract with, registration or filing with, or report or notice to, any Governmental Body required or permitted by Applicable Law.

“Governmental Body” means the government of the United States, any state or any foreign country, or any governmental or regulatory official, body, department, bureau, subdivision, agency, commission, court, arbitrator or authority, or any instrumentality thereof, whether federal, state, or local.

“Guaranties” has the meaning set forth in Section 8.15(a)(vi) hereof and includes all replacements, amendments and modifications of the Guaranties.

“Guarantors” means Blackstone Technologies, Inc., Mackie Designs Manufacturing Inc., and SIA Software Company, Inc., each of whom is required to execute and deliver to U.S. Bank a Guaranty pursuant to the terms of this Agreement.

“Hazardous Materials” means oil or petrochemical products, PCB’s, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, but not limited to, substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any Hazardous Materials Laws.

“Hazardous Materials Claims” means (a) enforcement, cleanup, removal or other regulatory actions instituted, completed or threatened by any Governmental Body pursuant to any applicable Hazardous Materials Laws and (b) claims made or threatened by any third party against Borrower, any Subsidiary, or their property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from Hazardous Materials.

“Hazardous Materials Laws” means all Applicable Laws pertaining to Hazardous Materials.

“Indebtedness” means all items that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date that “Indebtedness” is to be determined and in any event includes liabilities secured by any mortgage, deed of trust, pledge, lien or security interest on property owned or acquired, whether or not such a liability has been assumed, Subordinated Debt and the guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations with regard to the obligations of other Persons.

“Interest Bearing Debt” means any Indebtedness of Borrower on a consolidated basis (other than contingent obligations) that bears interest, including, without limitation, leases that are or should be capitalized under generally accepted accounting principles.

“Interest Differential” shall mean that sum equal to the greater of $-0- or the financial loss incurred by U.S. Bank resulting from prepayment, calculated as the difference between the amount of interest U.S. Bank would have earned (from like investments in the Money

Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest U.S. Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.

“Letters of Credit” has the meaning set forth in Section 5.1 hereof and includes all renewals, replacements and modifications thereof.

“LIBOR Rate Loan” has the meaning set forth in Section 2.4 hereof.

“Loan Documents” means this Agreement, the Notes, the Pledge Agreements, the Security Agreements and the Guaranties, together with all other agreements, instruments and documents arising out of or relating to this Agreement, the Existing Credit Agreement, or the Loans, and includes all renewals, replacements and amendments thereof.

“Loans” means the Revolving Loan, Term Loan A and Term Loan B, as well as all renewals, replacements and amendments thereof.

“Money Markets” refers to one or more wholesale funding markets available to U.S. Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others.

“Notes” means the Revolving Note, Term Note A and Term Note B, as well as all renewals, replacements and amendments thereof.

“Obligations” has the meaning set forth in Section 12.3 hereof.

“Participant” means any financial institution to which U.S. Bank sells a participation in any of the Loans.

“Permitted Liens” has the meaning set forth in Section 9.5 hereof.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Body.

“Plan” means an employee pension benefit plan that is covered by ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986 and is either (a) maintained by Borrower or any Affiliate for employees of Borrower or any Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” has the meaning set forth in Section 8.15(a)(ii) hereof and includes all renewals, replacements and amendments of the Pledge Agreement.

“Prime Rate” means the prime rate announced by U.S. Bank from time to time, as when such rate changes.

“Prime Rate Loan” has the meaning set forth in Section 2.4 hereof.

“Revolving Loan” has the meaning set forth in Section 2.1 hereof and includes all renewals, replacements and amendments of the Revolving Loan.

“Revolving Loan Commitment Amount” means $25,000,000.

“Revolving Note” has the meaning set forth in Section 2.3 hereof and includes all renewals, replacements and amendments of the Revolving Note.

“Security Agreements” has the meaning set forth in Section 8.15(a)(i) hereof and includes all renewals, replacements and amendments of the Security Agreements.

“Setoff” has the meaning set forth in Section 12.3 hereof.

“Subordinated Debt” means the Indebtedness of Borrower that is subordinated to the Indebtedness of Borrower to U.S. Bank pursuant to a subordination agreement or subordination provisions approved in writing by U.S. Bank.

“Subsidiary” means any corporation, association, partnership, limited liability company, limited liability partnership, joint venture or other business entity of which more than 50 percent of the voting stock, membership interest or other equity interests, is owned or controlled directly or indirectly by Borrower, or one or more of the Subsidiaries of Borrower, or a combination thereof.

“Tangible Net Worth” means, on a consolidated basis, Borrower’s net worth determined in accordance with generally accepted accounting principles, less (a) the amount of all deferred charges; (b) all intangible assets, including, but not limited to, goodwill, licenses, franchises, trademarks, trade names, service marks, patents and copyrights; (c) unamortized debt discount and expense; (d) the cost of capital stock of an Affiliate; (e) any Indebtedness owing to Borrower by an Affiliate thereof, unless such Indebtedness arose in connection with the sale or lease of goods or property in the ordinary course of business or the performance of services in the ordinary course of business and would otherwise constitute current assets in accordance with generally accepted accounting principles; and (f) the amount of any write–up in book value of the assets of Borrower resulting from any revaluation of assets.

“Term Loan A” has the meaning set forth in Section 3.1 hereof and includes all renewals, replacements and amendments of Term Loan A.

“Term Loan A Commitment Amount” has the meaning set forth in Section 3.1 hereof.

“Term Loan B” has the meaning set forth in Section 4.1 hereof and includes all renewals, replacements and amendments of Term Loan B.

“Term Loan B Commitment Amount” has the meaning set forth in Section 4.1 hereof.

“Term Note A” has the meaning set forth in Section 3.3 hereof and includes all renewals, replacements and amendments of Term Note A.

“Term Note B” has the meaning set forth in Section 4.3 hereof and includes all renewals, replacements and amendments of Term Note B.

“U.S. Bank” means U.S. Bank National Association, a national banking association, and its successors and assigns.

“Unfunded Capital Expenditures” means the sum of all purchases of capital assets or acquisitions of other companies less the sum of all new financing amounts received or assumed to acquire capital assets or acquisitions of other companies for the period specified.

“Working Capital” means Borrower’s current assets, less Borrower’s current liabilities; provided that for purposes of calculating Working Capital, short–term debt of Mackie Designs (Italy) S.p.A. and AVM S.r.l. shall not be deemed to constitute a current liability so long as U.S. Bank has received evidence satisfactory to U.S. Bank that the maturity date of such short–term debt will be extended.  For purposes of calculating Working Capital, all outstanding principal on the Revolving Loan shall be deemed to constitute a current liability.

1.2                               Accounting Terms

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations and financial covenant calculations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

1.3                               Rules of Construction

Unless the context otherwise requires, the following rules of construction apply to the Loan Documents:

(a)           Words in the singular include the plural and in the plural include the singular.

(b)           Provisions of the Loan Documents apply to successive events and transactions.

(c)           In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

1.4                               Incorporation of Recitals and Exhibits

The foregoing recitals are incorporated into this Agreement by reference.  All references to “Exhibits” contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

1.5                               Existing Credit Agreement and Loan Documents; Waiver

(a)           This Agreement amends and restates in its entirety the Existing Credit Agreement; provided, however, that nothing contained herein is intended to amend or impair any other agreement, instrument, statement, or certificate delivered in connection with the Existing Credit Agreement or the effect or efficacy thereof.  All Loan Documents executed in connection with the Existing Credit Agreement shall remain in full force and effect and all references therein to “Credit Agreement” shall henceforth refer to this Agreement.

(b)           Upon satisfaction of the conditions set forth in Section 7.1 hereof, U.S. Bank U.S. Bank hereby waives violation of the financial covenants set forth in Sections 7.15 — 7.18 of the Existing Credit Agreement.

ARTICLE II.                                                    REVOLVING LOAN

2.1                               Loan Commitment

(a)           Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U.S. Bank will make Fundings to Borrower from time to time during the period ending on April 30, 2003, (“Commitment Period”), but such Fundings (together with any outstanding Letters of Credit) shall not exceed, in the aggregate principal amount at any one time outstanding, the Revolving Loan Commitment Amount (the “Revolving Loan”).  Borrower may borrow, repay and reborrow hereunder either the full amount of the Revolving Loan or any lesser sum.

(b)           The Revolving Loan is a renewal of and in substitution for, but not in payment of, the revolving line of credit extended by U.S. Bank to Borrower pursuant to the terms of the Existing Credit Agreement.  The parties agree that the outstanding principal balances of the revolving credit loans under the Existing Credit Agreement shall constitute a Funding under the Revolving Loan for all purposes of this Agreement and the other Loan Documents.

2.2                               Use of Proceeds

The initial Funding of the Revolving Loan shall be used to refinance the “Revolving Loan” and a portion of the “Acquisition Loan” under the Existing Credit Agreement.

Subsequent Fundings of the Revolving Loan shall be used by Borrower for general business purposes.

2.3                               Revolving Note

The Revolving Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the “Revolving Note”).  The Revolving Note shall be a renewal of and in substitution for, but not in payment of, the promissory notes that evidence the “Revolving Loan” under the Existing Credit Agreement (which, upon satisfaction of the conditions set forth in Article VI, shall be arked “renewed” and retained by U.S. Bank until the Revolving Loan has been repaid in full and U.S. Bank’s commitment under the Credit Agreement has terminated).

2.4                               Interest Rate

Interest on the outstanding principal balance of the Revolving Loan shall accrue at the following per annum rates selected by Borrower (i) upon notice to U.S. Bank (or in the event that no other selection is made by Borrower), the Applicable Margin plus the Prime Rate (a “Prime Rate Loan”); or (ii) upon a minimum of two New York banking days prior notice, the Applicable Margin plus the 1, 2, 3, 6, or 12–month LIBOR rate quoted by U.S. Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York banking days prior to commencement of the LIBOR loan advance) (a “LIBOR Rate Loan”).  If a LIBOR Rate Loan is prepaid by Borrower, whether as a result of acceleration, upon default or otherwise, Borrower agrees to pay all of U.S. Bank’s costs, expenses and Interest Differential (as determined by U.S. Bank) incurred as a result of such prepayment.  Because of the short–term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan.  In the event Borrower does not timely select another interest rate option at least two New York banking days before a LIBOR Rate Loan expires, U.S. Bank may at any time thereafter convert the LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the expired LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate under such expired LIBOR Rate Loan.  U.S. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Each LIBOR rate option selected shall apply to a minimum principal amount of $1,000,000 with increments of $500,000 in excess thereof.  For determining payment dates for LIBOR Rate Loans, the New York banking day shall be the standard convention.  In the event after the date of initial funding any governmental authority subjects U.S. Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, Borrower shall pay to U.S. Bank such additional amounts as will compensate U.S. Bank for such costs or lost income resulting therefrom as reasonably determined by U.S. Bank.

2.5                               Repayment

(a)           Commencing on the first day of the first month following the initial Funding under the Revolving Loan and on the first day of each month thereafter, Borrower shall pay U.S. Bank an amount equal to all accrued interest on the Revolving Loan.

(b)           Borrower shall pay U.S. Bank all Disposition Payments and Equity Payments required under Sections 8.17 and 8.19, respectively for application against the outstanding principal balance of the Revolving Loan.

(c)           Borrower shall pay U.S. Bank all outstanding principal, accrued interest and other charges with respect to the Revolving Loan on the last day of the Commitment Period.

2.6                               Fundings

(a)           U.S. Bank is hereby authorized by Borrower to make Fundings under the Revolving Loan upon receipt for each Funding of a written or oral request therefor (including written requests communicated by facsimile) calculating the Borrowing Base (“Borrowing Notice”) from the Chief Executive Officer or Chief Financial Officer of Borrower, each of whom is authorized to request Fundings and direct the disposition of any such Fundings until written notice by Borrower of the revocation of such authority is received by U.S. Bank.  Any such Funding shall be conclusively presumed to have been made to or for the benefit of Borrower when made in accordance with such a request and direction for disposition or when such Funding is deposited to the credit of the account of Borrower with U.S. Bank or is transmitted to any other bank with directions to credit the same to the account of Borrower at such bank, regardless of whether persons other than those authorized hereunder to make requests for Fundings have authority to draw against any such account.

(b)           Borrower acknowledges that U.S. Bank cannot effectively determine whether a particular request for a Funding is valid, authorized or authentic.  It is nevertheless important to Borrower that it has the privilege of making requests for Fundings in accordance with Section 2.6(a) hereof.  Therefore, to induce U.S. Bank to lend funds in response to such requests and in consideration for U.S. Bank’s agreement to receive and consider such requests, Borrower assumes all risk of the validity, authenticity and authorization of such requests, whether or not the individual making such requests has authority to request Fundings and whether or not the aggregate sum owing exceeds the maximum principal amount referred to above.  U.S. Bank shall not be responsible under principles of contract, tort or otherwise for the amount of an unauthorized or invalid Funding; rather, Borrower agrees to repay any sums with interest as provided herein.

2.7                               Revolving Loan Fee

Concurrently with the execution of this Agreement, Borrower shall pay U.S. Bank a nonrefundable fee for the Revolving Loan in the amount of $62,500.

2.8                               Borrowing Base

(a)           The outstanding balance of principal on the Revolving Loan (together with the outstanding amount of any Letters of Credit) shall at no time exceed an amount equal to the following (“Borrowing Base”):

(i)            80 percent of Eligible Accounts Receivable, plus

(ii)           the lesser of (A) 50 percent of Eligible Inventory or (B) $14,000,000.

(b)           Borrower shall submit to U.S. Bank a Borrowing Base certificate in a form acceptable to U.S. Bank calculating the Borrowing Base and executed by Borrower (i) on or before Friday of each week dated as of the Friday of the previous week; provided that for the first two months of this Agreement, such Borrowing Base certificates shall be due every other Friday and dated as of the Friday of the previous week, and (ii) promptly after any request by U.S. Bank.

(c)           If at any time the aggregate principal amount of the Revolving Loan shall exceed the Borrowing Base, Borrower shall immediately repay such outstanding portion of the Revolving Loan in an amount equal to such excess within one Business Day.  Borrower’s failure to do so shall constitute an Event of Default without any further cure period.

ARTICLE III.                                                TERM LOAN A

3.1                               Loan Commitment

(a)           Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties and covenants of Borrower contained herein or made pursuant hereto, U.S. Bank will lend $6,000,000 (“Term Loan A Commitment Amount”) to Borrower on a term loan basis (“Term Loan A”).

(b)           Term Loan A together with Term Loan B constitute renewals of and substitutions for, but not payment of, the “Acquisition Loan” extended by U.S. Bank to Borrower pursuant to the terms of the Existing Credit Agreement.  The parties agree that the outstanding principal balance of the “Acquisition Loan” under the Existing Credit Agreement shall constitute a Funding under Term Loan A and Term Loan B for all purposes under this Agreement and the other Loan Documents.

3.2                               Use of Proceeds

The proceeds of Term Loan A and Term Loan B, together with a portion of the proceeds of the Revolving Loan, shall be used solely to renew and refinance the “Acquisition Loan” under the Credit Agreement.

3.3                               Term Note A

Term Loan A shall be evidenced by a promissory note in the form attached hereto as Exhibit B (“Term Note A”).  Term Note A and Term Note B shall be a renewal of and in substitution for, but not in payment of, the promissory notes that evidence the “Acquisition Loan” under the Existing Credit Agreement (which, upon satisfaction of the conditions set forth in Article VI, shall be marked “renewed” and retained by U.S. Bank until the Term Loan A and Term Loan B have been repaid in full and U.S. Bank’s commitment under the Credit Agreement has terminated).

3.4                               Interest Rates

Interest on the outstanding principal balance of Term Loan A shall accrue at the following per annum rates selected by Borrower (i) upon notice to U.S. Bank (or in the event that no other selection is made by Borrower), the Applicable Margin plus the Prime Rate (a “Prime Rate Loan”); or (ii) upon a minimum of two New York banking days prior notice, the Applicable Margin plus the 1, 2, 3, 6, or 12–month LIBOR rate quoted by U.S. Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York banking days prior to commencement of the LIBOR loan advance) (a “LIBOR Rate Loan”).  If a LIBOR Rate Loan is prepaid by Borrower, whether as a result of acceleration, upon default or otherwise, Borrower agrees to pay all of U.S. Bank’s costs, expenses and Interest Differential (as determined by U.S. Bank) incurred as a result of such prepayment.  Because of the short–term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan.  In the event Borrower does not timely select another interest rate option at least two New York banking days before a LIBOR Rate Loan expires, U.S. Bank may at any time thereafter convert the LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the expired LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate under such expired LIBOR Rate Loan.  U.S. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Each LIBOR rate option selected shall apply to a minimum principal amount of $1,000,000 with increments of $500,000 in excess thereof.  For determining payment dates for LIBOR Rate Loans, the New York banking day shall be the standard convention.  In the event after the date of initial funding any governmental authority subjects U.S. Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, Borrower shall pay to U.S. Bank such additional amounts as will compensate U.S. Bank for such costs or lost income resulting therefrom as reasonably determined by U.S. Bank.

3.5                               Repayment

(a)           Borrower shall pay U.S. Bank an amount equal to all accrued interest on Term Loan A on the first day of each month until Term Loan A shall have been paid in full, commencing on June 1, 2002.

(b)           Commencing on June 1, 2002, Borrower shall make principal payments to U.S. Bank on the first day of each month until Term Loan A is paid in full.  The amount of each such payment during the period from the date of this Agreement to the Adjustment Date shall be $100,000.  The amount of each such payment thereafter shall be an amount equal to the outstanding principal balance of Term Loan A on the Adjustment Date after the adjustment of such principal balance in accordance with the provisions of Section 3.7 hereof, divided by 60.

(c)           Borrower shall pay U.S. Bank all Disposition Payments and Equity Payments required under Sections 8.17 and 8.19, respectively, for application against the outstanding principal balance of the Term Loan A in the inverse order of maturity.

(d)           Notwithstanding the five-year amortization schedule set forth in Section 3.5(b), Borrower shall pay U.S. Bank all outstanding principal, accrued interest and other charges with respect to Term Loan A on September 30, 2003.

3.6                               Term Loan A Fee

Concurrently with the execution of this Agreement, Borrower shall pay U.S. Bank a nonrefundable fee for Term Loan A in the amount of $15,000.

3.7                               Adjustment of Principal Balance

(a)           On the Adjustment Date, the outstanding principal balance of Term Loan A shall be adjusted to an amount equal to 75 percent of the appraised value of the fixed assets of Borrower and its domestic Subsidiaries as established in the Appraisal.  In the event that such amount exceeds the then outstanding principal balance of Term Loan A, then the outstanding principal balance of Term Loan A shall be increased by the difference (“Excess Amount”) and the outstanding principal balance of Term Loan B shall be reduced by the Excess Amount.  In the event that such amount is less than the then outstanding principal balance of Term Loan A, then the outstanding principal balance of Term Loan A shall be decreased by the difference (“Deficit Amount”) and the outstanding principal balance of Term Loan B shall be increased by the Deficit Amount.

(b)           Within 10 days of request by U.S. Bank after the Adjustment Date, Borrower shall execute and deliver to U.S. Bank notes to renew Term Note A and Term Note B in such form as requested by U.S. Bank, in order to accurately reflect the adjusted principal balance of Term Loan A and Term Loan B in accordance with Section 3.7(a).

ARTICLE IV.                                               TERM LOAN B

4.1                               Loan Commitment

(a)           Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties and covenants of Borrower contained herein or made pursuant hereto, U.S. Bank will lend $8,632,590 (“Term Loan B Commitment Amount”) to Borrower on a term loan basis (“Term Loan B”).

(b)           Term Loan A together with Term Loan B constitute renewals of and substitutions for, but not payment of, the “Acquisition Loan” extended by U.S. Bank to Borrower pursuant to the terms of the Existing Credit Agreement.  The parties agree that the outstanding principal balance of the “Acquisition Loan” under the Existing Credit Agreement shall constitute a Funding under Term Loan A and Term Loan B for all purposes under this Agreement and the other Loan Documents.

4.2                               Use of Proceeds

The proceeds of Term Loan A and Term Loan B, together with a portion of the proceeds of the Revolving Loan, shall be used solely to renew and refinance the “Acquisition Loan” under the Credit Agreement.

4.3                               Term Note B

Term Loan B shall be evidenced by a promissory note in the form attached hereto as Exhibit C (“Term Note B”).  Term Note A and Term Note B shall be a renewal of and in substitution for, but not in payment of, the promissory notes that evidence the “Acquisition Loan” under the Existing Credit Agreement (which, upon satisfaction of the conditions set forth in Article VI, shall be marked “renewed” and retained by U.S. Bank until the Term Loan A and Term Loan B have been repaid in full and U.S. Bank’s commitment under the Credit Agreement has terminated).

4.4                               Interest Rates

The unpaid principal balance of Term Loan B will bear interest at an annual rate equal to 3 percent plus the Prime Rate.

4.5                               Repayment

(a)           Borrower shall pay U.S. Bank an amount equal to all accrued interest on Term Loan B on the first day of each month until Term Loan B shall have been paid in full, commencing on June 1, 2002.

(b)           Borrower shall make a principal payment to U.S. Bank in an amount equal to 50 percent of the Adjusted EBITDA for Borrower’s fiscal year ending December 31, 2002.  One-half of such principal payment shall be due on or before February 28, 2003, and shall be based upon Borrower’s preliminary fiscal year 2002 financial statements, with the remainder due on July 30, 2003, based upon Borrower’s fiscal year 2002 audited financial statements.

(c)           In the event that U.S. Bank extends the maturity date of Term Loan B (which extension shall be in U.S. Bank’s sole and absolute discretion), Borrower shall make a principal payment to U.S. Bank in an amount equal to 50 percent of the Adjusted EBITDA for each fiscal year of Borrower.  One-half of each such principal payment shall be due on or before February 28 of each year, and shall be based upon Borrower’s preliminary financial statements for the prior fiscal year, with the remainder due on July 30, based upon Borrower’s audited financial statements for the prior fiscal year.  In no event shall this provision be construed as a commitment of U.S. Bank to extend the maturity date of Term Loan B.

(d)           Borrower shall pay U.S. Bank all Disposition Payments and Equity Payments required under Sections 8.17 and 8.19, respectively, for application against the outstanding principal balance of the Term Loan B in the inverse order of maturity.

(e)           Borrower shall pay U.S. Bank all outstanding principal, accrued interest and other charges with respect to Term Loan B on September 30, 2003.

4.6                               Term Loan B Fee

(a)           Concurrently with the execution of this Agreement, Borrower shall pay U.S. Bank a nonrefundable fee for Term Loan B in the amount of $21,600.  In addition, on December 1, 2002, Borrower shall pay U.S. Bank a nonrefundable fee for Term Loan B in an amount of equal to ..25 percent of the outstanding principal balance of Term Loan B on such datein the event that the Funded Debt Ratio is greater than 3.5:1.0 as of September 30, 2002, for the four trailing fiscal quarters then ended.

(b)           Commencing March 1, 2003, and on first day of each June, September, December and March thereafter until Term Loan B is paid in full, Borrower shall pay U.S. Bank a nonrefundable fee for Term Loan B in an amount equal to .125 percent of the outstanding principal balance of Term Loan B as of each such payment date in the event that the Funded Debt Ratio is greater than 3.5:1.0 as of the last day of the fiscal quarter immediately preceding the applicable payment date for the four trailing fiscal quarters then ended.

ARTICLE V                                                      LETTERS OF CREDIT

5.1                               Commitment

Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties and covenants of Borrower contained herein or made pursuant hereto, U.S. Bank will issue standby and commercial letters of credit (the “Letters of Credit”) for the benefit of Borrower and the Subsidiaries in forms acceptable to U.S. Bank from time to time and for the period ending on the last day of the Commitment Period.  The expiration date of any Letter of Credit shall not extend beyond the Commitment Period.  The maximum aggregate amount of outstanding Letters of Credit shall not exceed, at any one time, $5,000,000.  The maximum aggregate amount of outstanding Letters of Credit plus the aggregate outstanding amount of principal and interest on the Revolving Loan shall not exceed, at any one time, the Revolving Loan Commitment Amount.  The parties agree that the outstanding letters of credit under the Existing Credit Agreement shall constitute Letters of Credit for all purposes under this Agreement and the other Loan Documents.

5.2                               Letter of Credit Fees

Borrower shall pay to U.S. Bank a fee for the issuance of each Letter of Credit in an amount equal to U.S. Bank’s standard fee plus U.S. Bank’s customary fees and handling charges.  Such fees may be paid to U.S. Bank by U.S. Bank’s making a Funding under the Revolving Loan.

5.3                               Draws on Letters of Credit

Any draws on Letters of Credit issued by U.S. Bank pursuant to the terms of this Agreement shall be paid by Borrower immediately upon receipt of notice from U.S. Bank of such draw.  So long as Borrower meets the conditions to Fundings under the Loans, draws on Letters of Credit may be paid from Fundings under the Revolving Loan.  In the event Borrower fails to make such immediate repayment, U.S. Bank shall be authorized to consider any such draws as Fundings under the Revolving Loan.  In the event that there exists a Default or Event of Default under this Agreement on the date of any such draw, such draw will nevertheless constitute a Funding on the Revolving Loan and shall not constitute a waiver of any of U.S. Bank’s rights hereunder or under any of the other Loan Documents.  In the event that any Letters of Credit are outstanding upon the expiration of the Commitment Period for the Revolving Loan, Borrower shall, upon U.S. Bank’s request, deposit with U.S. Bank in a special demand deposit account set up by Borrower, an amount of cash necessary to cover all outstanding Letters of Credit.  Borrower hereby grants U.S. Bank a security interest in any such demand deposit account and gives U.S. Bank the authority to charge against such account upon a draw on outstanding Letters of Credit in an amount equal to the amount paid by U.S. Bank to the beneficiaries of such Letters of Credit.  In the event Borrower does not establish such an account, or in the event the amount of funds in such account are insufficient to satisfy the obligations of U.S. Bank under all outstanding Letters of Credit, then all payments made by U.S. Bank under such Letters of Credit shall automatically constitute Fundings under the Revolving Loan, notwithstanding the fact that the Commitment Period for the Revolving Loan has expired.  U.S. Bank shall maintain possession of the Revolving Note until all Letters of Credit have either expired, been canceled or been paid by U.S. Bank and U.S. Bank has been reimbursed in full.

ARTICLE VI.                                               GENERAL PROVISIONS APPLICABLE TO THE LOANS

6.1                               Manner of Payment

All sums payable to U.S. Bank pursuant to this Agreement shall be paid directly to U.S. Bank in immediately available United States funds.  Whenever any payment to be made hereunder or on any of the Notes becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

6.2                               Statements

U.S. Bank shall send Borrower statements of all amounts due hereunder; the statements shall be considered correct and conclusively binding, absent manifest error, on Borrower unless Borrower notifies U.S. Bank to the contrary within 30 days of receipt of any statement that Borrower claims to be incorrect.  Borrower agrees that accounting entries made by U.S. Bank with respect to Borrower’s loan accounts shall constitute evidence of all Fundings made under and payments made on any of the Loans.  Without limiting the methods by which U.S. Bank may otherwise be entitled by Applicable Law to make demand for payment of the Loans upon Borrower, Borrower agrees that any statement, invoice or payment notice from U.S. Bank to Borrower with respect to any principal or interest obligation of Borrower to U.S. Bank shall be deemed to be a demand for payment in accordance with the terms of such statement, invoice or payment notice.  Under no circumstances shall a demand by U.S. Bank for partial payment of principal or interest or both be construed as a waiver by U.S. Bank of its right thereafter to demand and receive payment (in part or in full) of any remaining principal or interest obligation.

6.3                               Book Entry Loan Account

U.S. Bank shall establish a book entry loan account for each of the Loans in which U.S. Bank will make debit entries of all Fundings pursuant to the terms of this Agreement.  U.S. Bank will also record in the applicable loan account, in accordance with customary banking practices, all interest and other charges, expenses and other items properly chargeable to Borrower, if any, together with all payments made by Borrower on account of the Indebtedness evidenced by Borrower’s respective loan accounts and all other sums credited to the respective loan accounts.  The debit balance of Borrower’s respective loan accounts shall reflect the amount of Borrower’s Indebtedness to U.S. Bank from time to time by reason of advances, charges, payments or credits.

6.4                               Lockbox; Bank Control Account

(a)           So long as any amounts remain outstanding under any of the Loans, there shall be established for Borrower a lockbox into which all payments made to Borrower by any Person shall be deposited.

(b)           So long as any amounts remain outstanding under any of the Loans, there shall be established for Borrower a bank control account at U.S. Bank into which all funds obtained by Borrower from the collection of accounts receivable, from the sale of inventory or services or otherwise during the terms of the Loans (including all deposits in the lockbox referred to in Section 6.4(a)) shall be deposited.  U.S. Bank and Borrower hereby agree that U.S. Bank may credit the bank control account in order to make any payments under the Loans that Borrower is required to make pursuant to the terms of this Agreement and in order to reduce the outstanding principal balance of the Revolving Loan.

6.5                               Computations of Interest

All computations of interest shall be based on a 360–day year for the actual number of days elapsed.

6.6                               Default Interest

Upon the occurrence and during the continuance of any Event of Default, U.S. Bank may, at its option, raise the interest rate charged on the Loans to a rate of up to the then applicable rate plus 4 percent per annum from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by U.S. Bank or, absent cure or waiver, until the Loans are repaid in full.

6.7                               Maximum Interest Rate

Notwithstanding any provision contained herein or in the Notes, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected or received from Borrower; and if any payments by Borrower include interest in excess of that maximum amount, U.S. Bank shall apply the excess first to reduce the unpaid balance of the Loans, then to reduce the balance of any other Indebtedness of Borrower to U.S. Bank.  If there is no such Indebtedness, the excess shall be returned to Borrower.

6.8                               Late Charge

If any payment of principal or interest required under any of the Loans is 15 days or more past due, Borrower will be charged a late charge of 5 percent of the delinquent payment or $5, whichever is greater, for each such late payment.  The 15–day period provided for herein shall not be construed as a waiver of any Default or Event of Default resulting from any late payment under any of the Loans.

6.9                               Prepayments

Borrower shall have the right, at any time, to prepay the whole or any part of any Prime Rate Loan without prepayment charges concurrently with any regular monthly payment.  Borrower may not prepay all or any portion of any LIBOR Rate Loan whether voluntarily, by acceleration or otherwise unless concurrently with such prepayment Borrower pays U.S. Bank all amounts due in accordance with Section 2.4 or Section 3.4, as applicable.  All prepayments shall be applied first to accrued interest on the Loans and then to the outstanding principal balance of the Loans in the inverse order of maturity.

6.10                        Extensions, Renewals and Modifications

Any extensions, renewals, and modifications of the Loans shall be governed by the terms and conditions of this Agreement and the other Loan Documents unless otherwise agreed to in writing by U.S. Bank and Borrower.

6.11                        Increased Costs

If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by U.S. Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

(a)           Any tax, duty or other charge to any of the Loans is imposed thereunder, modified or deemed applicable, or the basis of taxation of payments to U.S. Bank of interest or principal of the Loans or of the commitment fees (other than taxes imposed on the overall net income of U.S. Bank by the jurisdiction in which has its principal office) is changed;

(b)           Any reserve, special deposit, special assessment or similar requirement against assets of, deposits with, or for the account of, or credit extended by, U.S. Bank is imposed, modified or deemed applicable;

(c)           Any increase in the amount of capital required or expected to be maintained by U.S. Bank or any person or entity controlling U.S. Bank is imposed, modified or deemed applicable; or

(d)           Any other condition affecting any of the Loans is imposed on U.S. Bank or the relevant funding markets;

and U.S. Bank determines that, by reason thereof, the cost to U.S. Bank of making or maintaining the Loans is increased, or the amount of any sum receivable by U.S. Bank hereunder or under any of the Notes is reduced;

then, Borrower shall pay to U.S. Bank upon demand such additional amount or amounts as will compensate U.S. Bank (or the controlling person or entity in the instance of (c) above) for such additional costs or reduction (provided that U.S. Bank has not been compensated for such additional cost or reduction in the calculation of the rate applicable to LIBOR Rate Loans).  Determinations by U.S. Bank for purposes of this Section 6.11 of the additional amounts required to compensate U.S. Bank shall be conclusive in the absence of manifest error.  In determining such amounts, U.S. Bank may use any reasonable averaging, attribution and allocation methods.

6.12                        LIBOR Rate Loan Provisions

(a)           Borrower may obtain LIBOR rate quotes from U.S. Bank between 8 a.m. and 12 noon (Seattle, Washington time) on any New York banking day.

(b)           There shall not be outstanding more than three LIBOR Rate Loans under the Revolving Loan and three LIBOR Rate Loans under Term Loan A.

(c)           Notwithstanding any other term of this Agreement, Borrower may not select the LIBOR rate if an Event of Default hereunder has occurred and is continuing.

(d)           Nothing contained in this Agreement, including without limitation the determination of any monthly term for a LIBOR Rate Loan or U.S. Bank’s quotation of any LIBOR rate, shall be construed to prejudice U.S. Bank’s right to decline to make any requested Funding provided that U.S. Bank acts in accordance with the provisions of this Agreement.

6.13                        Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability

If U.S. Bank reasonably determines (which determination shall be conclusive and binding on the parties hereto) that:

(a)           Deposits of the necessary amount for the relevant monthly term for any LIBOR Rate Loan are not available to U.S. Bank in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate;

(b)           The LIBOR rate will not adequately and fairly reflect the cost to U.S. Bank of making or funding the LIBOR Rate Loan for a relevant monthly term; or

(c)           The making or funding of LIBOR Rate Loans has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of U.S. Bank, materially and adversely affects such LIBOR Rate Loan or U.S. Bank’s commitment to make such LIBOR Rate Loan or the relevant market;

U.S. Bank shall promptly give notice of such determination to Borrower, and (i) any notice of a new LIBOR Rate Loan previously given by Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Prime Rate Loan, and (ii) Borrower shall be obligated to either prepay in full any outstanding LIBOR Rate Loan, on the expiration date of the current LIBOR Rate Loan with respect thereto or convert any such LIBOR Rate Loan to a Prime Rate Loan on such expiration date.

6.14                        Changes in Law Rendering LIBOR Rate Loan Unlawful

If at any time due to the adoption of any law, rule, regulation, treaty, or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency, or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for U.S. Bank to make or fund any LIBOR Rate Loan, the obligation of U.S. Bank to provide such LIBOR Rate Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility.  If any such event shall make it unlawful or impossible for U.S. Bank to continue any LIBOR Rate Loan previously made by it hereunder, U.S. Bank shall, upon the happening of such event, notify Borrower thereof in writing, and Borrower shall, at the time notified by U.S. Bank, either convert each such unlawful LIBOR Rate Loan to a Prime Rate Loan or repay such LIBOR Rate Loan in full, together with accrued interest thereon, subject to the provisions of Section 2.4 or Section 3.4, as applicable.

6.15                        Discretion of U.S. Bank as to Manner of Funding

Notwithstanding any provision of this Agreement to the contrary, U.S. Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if U.S. Bank had actually funded and maintained each LIBOR Rate Loan during the monthly term for such LIBOR Rate Loan through the purchase of deposits having a term corresponding to such monthly term and bearing an interest rate equal to the LIBOR rate for such monthly term (whether or not U.S. Bank shall have granted any participations in such LIBOR Rate Loan).

6.16                        Collateral; Existing Security Documents

(a)           As security for repayment of all of the Loans and all other Indebtedness of Borrower to U.S. Bank, (i) Borrower and each Guarantor shall grant to U.S. Bank a first and exclusive Lien in substantially all of its personal property, tangible and intangible, including without limitation all accounts, general intangibles, chattel paper, documents, inventory, equipment, leasehold interests, trademarks, patents, copyrights, software, trade names, instruments, investment property now owned or hereafter acquired, and proceeds thereof, and (ii) Borrower and each Guarantor shall grant to U.S. Bank, a first and exclusive lien against all of the capital stock of their respective domestic Subsidiaries (now and hereafter formed) and 65 percent of the capital stock of their respective foreign Subsidiaries (now and hereafter formed).

(b)           The parties acknowledge and agree that all security agreements, pledge agreements, financing statements, and other Loan Documents executed in connection with the Existing Credit Agreement, creating, evidencing, or perfecting U.S. Bank’s security interests in and liens against the Collateral, shall remain in full force and effect and shall secure all of Borrower’s Indebtedness to U.S. Bank, as such Indebtedness may be amended or restated in this Agreement.  Borrower agrees to execute, and cause each Guarantor to execute, such amendments to any such Loan Documents, or such amended and restated security agreements or pledge agreements, as are deemed necessary by U.S. Bank to reflect the terms of this Agreement.

ARTICLE VII.                                           CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOANS

7.1                               Conditions Precedent for Initial Funding

U.S. Bank shall not be required to make the initial Funding under any of the Loans unless or until the following conditions have been fulfilled to the satisfaction of U.S. Bank:

(a)           U.S. Bank shall have received this Agreement, the Revolving Note, Term Note A, and Term Note B, duly executed and delivered by the respective parties thereto.

(b)           No Default or Event of Default hereunder shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

(c)           All representations and warranties of Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the initial Funding.

(d)           All corporate proceedings of Borrower, Guarantors and each other Subsidiary shall be satisfactory in form and substance to U.S. Bank, and U.S. Bank shall have received all information and copies of all documents, including records of all corporate proceedings, that U.S. Bank has requested in connection therewith, such documents where appropriate to be certified by proper corporate authorities or Governmental Bodies.  Borrower shall provide U.S. Bank with the following documents prior to or upon the execution of this Agreement:

(i)            Copies of the articles or certificate of incorporation of Borrower, Guarantors, and each other Subsidiary, together with all amendments thereto, certified by Borrower to be true and complete;

(ii)           A certificate of authority/existence or good standing (as the case may be) for Borrower, Guarantors, and each other Subsidiary in their respective states of incorporation and, in the case of Borrower and Guarantors, in the state of Washington, dated within 30 days of the date of the execution of this Agreement; and

(iii)          A certified resolution of the directors and incumbency certificate for Borrower and each Guarantor, in the form attached hereto as Exhibit D.

(e)           U.S. Bank shall have received such evidence deemed necessary by U.S. Bank that U.S. Bank’s security interests in the Collateral constitute first priority and exclusive security interests, except as otherwise provided herein.

7.2                               Conditions Precedent to Each Subsequent Funding

The obligation of U.S. Bank to make any Funding subsequent to the initial Funding hereunder is subject to the fulfillment, to the satisfaction of U.S. Bank, of the following:

(a)           The conditions set forth in Section 7.1 hereof shall have been previously satisfied, and U.S. Bank shall have received evidence satisfactory to U.S. Bank of satisfaction thereof;

(b)           U.S. Bank shall have received a Borrowing Notice for each requested Funding under the applicable Loan;

(c)           There shall be executed and delivered to U.S. Bank such further instruments, agreements and documents, as may be reasonably necessary or proper in the opinion of U.S. Bank to confirm the obligations of Borrower to U.S. Bank hereunder, the grant of security therefor and the proper use of the proceeds of all Fundings;

(d)           The representations and warranties of Borrower in Article X hereof shall be true on the date of each Funding with the same force and effect as if made on and as of that date;

(e)           No Default or Event of Default shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist; and

(f)            To the extent not previously delivered, all other documents, agreements and instruments from or with respect to Borrower or any other Person that may be called for hereunder shall be duly executed and delivered to U.S. Bank, including, but not limited to, all documents, agreements and instruments deemed necessary by U.S. Bank to perfect its security interest in Collateral acquired after the date of this Agreement.  For the purposes of this Agreement, the waiver of delivery of any document, agreement or instrument from or with respect to Borrower or any other Person does not constitute a continuing waiver with respect to the obligation to fulfill the conditions precedent to each Funding hereunder.

ARTICLE VIII.                                       AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that so long as this Agreement is in effect, and until the Loans, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall:

8.1                               Financial Data

Keep its books of account in accordance with generally accepted accounting principles, consistently applied, and furnish to U.S. Bank:

(a)           As soon as practicable and in any event within 30 days after the close of each calendar month, the following unaudited financial statements of Borrower on a consolidated basis, for each such calendar month, all in reasonable detail and certified by Borrower to be true and correct:  balance sheet and statement of income.

(b)           As soon as practicable and in any event within 60 days after the close of each fiscal quarter of Borrower, the following unaudited financial statements of Borrower on a consolidated basis, for each such fiscal quarter, all in reasonable detail and certified by Borrower to be true and correct:  balance sheet, statement of income and statement of cash flows.  There shall be included in such quarterly financial report (i) a calculation of the financial covenants provided for in Article IX hereof and (ii) a copy of Borrower’s 10 Q report for such fiscal quarter.

(c)           As soon as practicable and in any event within 90 days after the close of each fiscal year of Borrower, (i) Borrower’s 10 K report for such fiscal year and (ii) the following financial statements of Borrower, setting forth the corresponding figures for the previous fiscal year in comparative form where appropriate, all in reasonable detail and audited (without any qualification or exception deemed material by U.S. Bank) by Borrower’s current independent certified public accountant or such other independent certified public accountants selected by Borrower and satisfactory to U.S. Bank:  balance sheet, statement of income and statement of cash flows.  Borrower shall provide U.S. Bank with a copy of its independent certified public accountants’ management letter or other similar report or correspondence to Borrower.

(d)           As soon as practicable and in any event within 60 days after the close of each fiscal quarter of Borrower, certificates signed by Borrower, stating that during such period no Default or Event of Default existed or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take or has taken with respect thereto, and that during such period Borrower was in compliance with all of the financial covenants set forth in Article IX hereof; and promptly upon the occurrence of any Default or Event of Default, a certificate signed by Borrower, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take or has taken with respect thereto.

(e)           As soon as practicable and in any event within 30 days of the end of each calendar month, accounts receivable and accounts payable agings for each such month in a form and in such detail as is acceptable to U.S. Bank.

(f)            Upon request by U.S. Bank, copies of all reports relative to the operations of Borrower and its Affiliates filed with any Governmental Body.

(g)           As soon as practicable and in any event within 90 days after the beginning of each fiscal year of Borrower, a summary projecting all Capital Expenditures to be made or committed to during such fiscal year with respect to Borrower and the Subsidiaries.

(h)           With reasonable promptness, such other information regarding the business, operations and financial condition of Borrower and the Subsidiaries as U.S. Bank may from time to time reasonably request.

8.2                               Licenses and Permits

Maintain all Governmental Approvals and all related or other material agreements necessary for Borrower or the Subsidiaries to operate their businesses, as they now exist or as they may be modified or expanded.  Borrower will at all times comply with all Applicable Laws relating to the operations, facilities or activities of Borrower or the Subsidiaries.

8.3                               Maintenance of Properties

Keep Borrower’s and the Subsidiaries’ properties in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards; from time to time make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto; and keep all equipment that may now or in the future be subject to compliance with any Applicable Laws in full compliance with such Applicable Laws.

8.4                               Payment of Charges

Duly pay and discharge all material (a) taxes, assessments, levies and any other charges of Governmental Bodies imposed on or against Borrower or any Subsidiary or its property or assets, or upon any property leased by Borrower or any Subsidiary, prior to the date on which penalties attached thereto, unless and to the extent only that such taxes, assessments, levies and any other charges of Governmental Bodies, after written notice thereof having been given to U.S. Bank, are being contested in good faith and by appropriate proceedings; (b) claims allowed by Applicable Laws, whether for labor, materials, rentals or anything else, which could, if unpaid, become a lien or charge upon Borrower’s or any Subsidiary’s property or assets or the outstanding capital stock of Borrower or any Subsidiary or adversely affect the facilities or operations of Borrower or any Subsidiary (unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings after written notice thereof has been given to U.S. Bank); (c) trade bills in accordance with the terms thereof or generally prevailing industry standards; and (d) other Indebtedness heretofore or hereafter incurred or assumed by Borrower, unless such Indebtedness be renewed or extended.  In the event any charge is being contested by Borrower or any Subsidiary as allowed above, Borrower shall establish adequate reserves against possible liability therefor.

8.5                               Insurance

(a)           Maintain insurance upon Borrower’s and the Subsidiaries’ properties and business insuring against such risks as U.S. Bank shall reasonably determine from time to time.  Borrower shall cause each insurance policy issued in connection therewith to provide and shall cause the insurer issuing such policy to certify to U.S. Bank that (i) if such insurance is proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify U.S. Bank, and such cancellation or change shall not be effective as to U.S. Bank for 30 days after receipt by U.S. Bank of such notice, unless the effect of the change is to extend or increase coverage under the policy; (ii) U.S. Bank will have the right at its election to remedy any default in the payment of premiums within 30 days of notice from the insurer of the default; and (iii) loss payments from casualty/property loss insurance in excess of $100,000 in each instance will be payable jointly to Borrower and U.S. Bank as secured party or otherwise as its interest may appear.

(b)           From time to time upon request by U.S. Bank, promptly furnish or cause to be furnished to U.S. Bank evidence, in form and substance satisfactory to U.S. Bank, of the maintenance of all insurance, indemnities or bonds required by this Section 8.5 or by any license, lease or other agreement to be maintained, including, but not limited to, such originals or copies as U.S. Bank may request of policies, certificates of insurance, riders, assignments and endorsements relating to the insurance and proof of premium payments.

8.6                               Maintenance of Records

Keep at all times books of account and other records in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of Borrower and the Subsidiaries.

8.7                               Inspection

Allow any representative of U.S. Bank to visit and inspect any of the properties of Borrower and the Subsidiaries, to examine the books of account and other records and files of Borrower and the Subsidiaries, to make copies thereof, and to discuss the affairs, business, finances and accounts of Borrower and the Subsidiaries with their officers, employees and accountants, all at such reasonable times and as often as U.S. Bank may desire.  This right of inspection shall specifically include U.S. Bank’s collateral and financial examinations.

8.8                               Hazardous Substances

(a)           Borrower hereby covenants and agrees that so long as any Indebtedness of Borrower to U.S. Bank is outstanding:

(i)            Borrower will not permit its property or that of the Subsidiaries or any portion thereof to be a site for the storage, use, generation, manufacture, disposal or transportation of Hazardous Materials in violation of Hazardous Materials Laws;

(ii)           Borrower will not permit any Hazardous Materials to be disposed of off its property or that of the Subsidiaries other than in properly licensed disposal sites;

(iii)          Borrower, at Borrower’s sole cost and expense, will keep and maintain its property and that of the Subsidiaries and each portion thereof in compliance with and shall not cause or permit its property or any portion thereof to be in violation of any Hazardous Materials Laws; and

(iv)          Borrower will immediately advise U.S. Bank in writing of any Hazardous Material Claim.

(b)           Borrower agrees to indemnify U.S. Bank and hold U.S. Bank harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits and other proceedings and costs and expenses (including attorneys’ fees), arising directly or indirectly from or out of or in any way connected with (i) the accuracy of the representations contained in Section 10.18 hereof; (ii) any activities on the property of Borrower or any Subsidiary during their ownership, possession or control thereof which directly or indirectly results in such property or any other property becoming contaminated with Hazardous Materials; (iii) the discovery of Hazardous Materials on the property of Borrower or any Subsidiary; (iv) the cleanup of Hazardous Materials from the property of Borrower or any Subsidiary; and (v) the discovery of Hazardous Materials or the cleanup of Hazardous Materials from adjacent or other property that has become contaminated as a result of any activity on the property of Borrower or any Subsidiary.  As between Borrower and U.S. Bank, Borrower acknowledges that it will be solely responsible for all costs and expenses relating to the cleanup of Hazardous Materials from its property, the property of the Subsidiaries, or from any other properties that become contaminated with Hazardous Materials as a result of activities on or the contamination of the property of Borrower or any Subsidiary.

(c)           Borrower’s obligations under this Section 8.8 are unconditional and shall not be limited by any nonrecourse or other limitations of liability provided for in the Loan Documents.  The representations, warranties and covenants of Borrower set forth in this Section 8.8 and Section 10.18 hereof (including, but not limited to, the indemnity provided for in Section 8.8(b) hereof) shall survive the closing and repayment of the Loans to U.S. Bank; and, to the extent permitted by Applicable Laws and Hazardous Materials Laws, shall survive the transfer of its property by foreclosure proceedings (whether judicial or nonjudicial), deed in lieu of foreclosure or otherwise.  Borrower acknowledges and agrees that its covenants and obligations hereunder are separate and distinct from its obligations under the Loans and the Loan Documents.

8.9                               Corporate Existence

Maintain and preserve the corporate existence of Borrower and the Subsidiaries.

8.10                        Notice of Disputes and Other Matters

Promptly give written notice to U.S. Bank of:

(a)           Any citation, order to show cause or other legal process or order that could have a material adverse effect on Borrower, directing Borrower to become a party to or to appear at any proceeding or hearing by or before any Governmental Body that has granted to

Borrower any Governmental Approval, and include with such notice a copy of any such citation, order to show cause, or other legal process or order;

(b)           Any (i) refusal, denial, threatened denial or failure by any Governmental Body to grant, issue, renew or extend any material Governmental Approval; (ii) proposed or actual revocation, termination or modification (whether favorable or adverse) of any Governmental Approval by any Governmental Body; (iii) dispute or other action with regard to any Governmental Approval by any Governmental Body; (iv) notice from any Governmental Body of the imposition of any material fines or penalties or forfeitures; or (v) threats or notice with respect to any of the foregoing or with respect to any proceeding or hearing that might result in any of the foregoing;

(c)           Any dispute concerning or any threatened nonrenewal or modification of any material lease for real or personal property to which Borrower is a party; or

(d)           Any actions, proceedings or claims of which Borrower may have notice that may be commenced or asserted against Borrower or any Subsidiary in which the amount involved is $100,000 or more and is not fully covered by insurance or which, if not solely a claim for monetary damages, could, if adversely determined, have a material adverse effect on Borrower.

8.11                        Exchange of Note

Upon receipt of a written notice of loss, theft, destruction or mutilation of a Note, and upon surrendering such Note for cancellation if mutilated, execute and deliver a new Note or a Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.  Any Note issued pursuant to this Section 8.11 shall be dated so that neither gain nor loss of interest shall result therefrom.

8.12                        Maintenance of Liens

At all times maintain the liens and security interests provided under or pursuant to this Agreement as valid and perfected first liens and security interests on the property and assets intended to be covered thereby.  Except as contemplated under Section 9.5, hereof Borrower shall take all action requested by U.S. Bank necessary to assure that U.S. Bank has valid and exclusive liens and security interests in all Collateral.

8.13                        Other Agreements

Comply with all covenants and agreements set forth in or required pursuant to any of the other Loan Documents.

8.14                        After-Acquired Collateral

(a)           Within ten days from the date of this Agreement and on or before the 30th day of June of each year during the term of the Loans, Borrower shall deliver to U.S. Bank an updated schedule of all patents, trademarks, trade names, copyrights, and similar intellectual property of Borrower and each Guarantor (which schedule shall include all applications for the foregoing), for use by U.S. Bank in perfecting its security interest in such Collateral.

(b)           Without the need for any request by U.S. Bank, execute and deliver to U.S. Bank appropriate instruments in order to effectuate the proper granting and perfection of a first priority security interest in or assignment of all property to U.S. Bank, whether personal, real or mixed, hereafter acquired by Borrower or any Guarantor, concurrently with the acquisition thereof.

8.15                        Further Assurances

(a)           Within ten days of request by U.S. Bank, deliver to U.S. Bank the following:

(i)            A security agreement in form and substance acceptable to U.S. Bank, duly executed and delivered by Borrower and each Guarantor, granting to U.S. Bank a first priority and exclusive security interest in all of the personal property of Borrower or Guarantor (as applicable), whether tangible or intangible, now owned or hereafter acquired (“Security Agreements”), ogether with landlord waivers executed and delivered by Borrower’s and Guarantors’ landlords in a form reasonably designated by U.S. Bank.

(ii)           A pledge agreement in form and substance acceptable to U.S. Bank, (“Pledge Agreement”), duly executed and delivered by Borrower and any Subsidiary that holds an equity interest in any other Subsidiary, pledging to U.S. Bank a first priority Lien against all of the outstanding capital stock and other equity interests of all domestic Subsidiaries and 65 percent of all of the outstanding capital stock and other equity interests of all foreign Subsidiaries, together with an assignment separate from certificate for each share certificate pledged, the originals of all share certificates representing the stock pledged thereunder and such other instruments, documents, opinion letters and other documentation reasonably requested by U.S. Bank.

(iii)          Such financing statements and other documents deemed necessary by U.S. Bank to perfect the security interest granted to U.S. Bank, together with an Article 9 certificate in a form designated by U.S. Bank, all duly executed and delivered by Borrower and Guarantors.

(iv)          Such assignments of trademarks, trade names, service marks, patents and applications therefor as deemed necessary by U.S. Bank in order to perfect a security interest in such Collateral, all duly executed and delivered by Borrower and Guarantors.

(v)           A guaranty in form and substance acceptable to U.S. Bank, duly executed and delivered by each Guarantor (“Guaranties”).

(vi)          In connection with the execution and delivery of this Agreement and the related documents, an opinion addressed to U.S. Bank in form and substance acceptable to U.S. Bank, from counsel of Borrower, dated as of the date of this Agreement.

(b)           Within ten days of request by U.S. Bank, duly execute and deliver or cause to be duly executed and delivered to U.S. Bank such further instruments, agreements and documents and do or cause to be done such further acts as may be necessary or proper in the opinion of U.S. Bank to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents, including, without limitation lockbox agreements and sweep account agreements.

8.16                        Maintenance of Bank Accounts

As security for repayment of the Loans, maintain its principal depository accounts with U.S. Bank and effectuate the transfer of such accounts within a reasonable period of time after execution of this Agreement.  Borrower hereby grants to U.S. Bank a security interest in all such accounts in order to secure the obligations of Borrower hereunder.

8.17                        Disposition of Assets

Pay to U.S. Bank for application against the Loans the proceeds of any sale or other dispositions of any asset of Borrower or any Guarantor (excluding sales of inventory in the ordinary course of business and the sale of any assets for less than $5,000) (“Disposition Payment”).  All Disposition Payments shall be due concurrently with the receipt by Borrower or any Guarantor of the proceeds of the disposition of the asset giving rise to the requirement for the Disposition Payment.  Disposition Payments shall be applied to the outstanding principal balance of the Loans, in the inverse order of maturity, as follows:  (a) first, to reduce the outstanding principal balance of Term Loan B, (b) second, to reduce the outstanding principal balance of Term Loan A, and (c) third, to reduce the outstanding principal balance of the Revolving Loan, with a corresponding permanent reduction in the Revolving Loan Commitment Amount.

8.18                        Appraisal

On or before May 31, 2002, cause to be delivered to U.S. Bank an independent appraisal of the fixed assets of Borrower and the Guarantors (the “Appraisal”).  The Appraisal shall be addressed to U.S. Bank, prepared by an appraiser acceptable to U.S. Bank, and subject to U.S. Bank’s approval.  The Appraisal shall be at Borrower’s sole cost.

8.19                        Issuance of Equity

Concurrently with the issuance of any equity or the receipt of any Subordinated Debt, make a principal payment to U.S. Bank in the amount of 50 percent of the proceeds of such equity or Subordinated Debt net of ordinary and necessary expenses incurred in connection therewith, as applicable (“Equity Payment”).  All Equity Payments shall be applied to the outstanding principal balance of the Loans, in the inverse order of maturity, as follows:  (a) first, to reduce the outstanding principal balance of Term Loan B, (b) second, to reduce the outstanding principal balance of Term Loan A, and (c) third, to reduce the outstanding principal balance of the Revolving Loan, with a corresponding permanent reduction in the Revolving Loan Commitment Amount.  Notwithstanding the foregoing, Equity Payments shall be required only to the extent that after pro forma application of the Equity Payment to the Loans as provided in this Section 8.19, the Funded Debt Ratio of Borrower is greater 3.5:1.0 as of the last day of the previous fiscal quarter of Borrower for the four trailing fiscal quarters then ended.

ARTICLE IX.                                               NEGATIVE COVENANTS

Borrower covenants and agrees that until all the Loans, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall not, and shall not permit any Subsidiary to, without the prior written consent of U.S. Bank:

9.1                               Dividends and Distributions

Declare or pay any cash distributions or dividends or return any capital to any of Borrower’s shareholders; authorize or make any distribution, payment or delivery of property or cash to any of Borrower’s shareholders; redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares or other interests of Borrower now or hereafter outstanding; or set aside any funds for any of the foregoing purposes.

9.2                               Transactions With Affiliates

Enter into any transaction, other than an arm’s length transaction, that results in a transfer or conveyance of assets, tangible or intangible, real, personal, or mixed, by Borrower to any Affiliate of Borrower except (a) as otherwise provided by this Agreement or (b) for the initial capitalization of a Subsidiary by Borrower with the prior written consent of U.S. Bank.

9.3                               Other Indebtedness

Create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness measured on a consolidated basis except (a) Indebtedness represented by the Notes; (b) accounts and other current payables arising from the ordinary course of business; and (c) additional Indebtedness outstanding or committed to at any time (including, but not limited to, indebtedness evidenced by notes, bonds, debentures, leases, purchase agreements, and other contractual obligations) not in excess of an aggregate amount at any one time outstanding of $3,000,000.  Notwithstanding clause (c) above, Borrower may not guarantee or become contingently liable for the obligation of any Person except as provided for herein.  In computing the additional indebtedness permitted by clause (c) hereof, all capital lease payments due from Borrower within 12 months shall be included if the amounts of such rental payments are not otherwise included as Indebtedness in accordance with generally accepted accounting principles.  Except as set forth in Section 9.5 hereof, none of the additional indebtedness permitted by this Section 9.3 shall be secured by any assets of Borrower of any Subsidiary.

9.4                               Leases and Leasebacks

Except to the extent permitted pursuant to the provisions of Section 9.3(c) hereof and except for arrangements entered into prior to the date hereof, enter into any new agreement to rent or lease any material real or personal property or enter into any arrangement with any bank, insurance company or other domestic bank or investor providing for the leasing of any real or personal property or equipment (a) that at the time has been or is sold or transferred by Borrower to such domestic bank or investor or (b) that has been or is being acquired from another Person by such domestic bank or investor or on which one or more buildings have been or are to be constructed by such domestic bank or investor, for the purpose of leasing such property to Borrower.

9.5                               Liens

Contract, create, incur, assume or suffer to exist any mortgage, pledge, lien or other charge or encumbrance of any kind (including, but not limited to, the charge upon property purchased under conditional sales or other title retention agreements) upon or grant any interest in any of its property or assets whether now owned or hereafter acquired, except (a) liens granted pursuant to this Agreement; (b) liens in connection with worker’s compensation, unemployment insurance or other social security obligations; (c) good faith deposits in connection with bids, tenders, contracts or leases or deposits to secure public statutory obligations; (d) mechanic’s, carrier’s, repairmen’s or other like liens in the ordinary course of business with respect to obligations that are not overdue or that are being contested in good faith and for which appropriate reserves have been established or for which deposits to obtain the release of such liens have been made; (e) liens for taxes, assessments, levies or charges of Governmental Bodies imposed upon Borrower or its property, operations, income, products or profits that are not at the time due or payable or for which, if the validity thereof is being contested in good faith by legal or administrative proceedings, appropriate reserves have been established; (f) encumbrances consisting of zoning regulations, easements, rights–of–way, survey exceptions and other similar restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use of such property in the operation of the business of Borrower; (g) liens that are not consensual arising by operation of law out of judgments or awards with regard to which Borrower shall be prosecuting an appeal in good faith and for which a stay of execution has been issued and appropriate reserves established; and (h) the currently existing liens listed on Exhibit E hereto.  The liens described in clauses (a) through (h) hereof are called the “Permitted Liens.”

9.6                               Advances and Loans

Lend money, make credit available (other than in the ordinary course of business to customers) or lend property or the use thereof to any Person; purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or properties of any Person; guarantee, assume, endorse or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person’s payment, performance, or capability) the Indebtedness, performance, obligations, stock or dividends of any Person; or agree to do any of the foregoing; provided that (a) Borrower may endorse negotiable instruments for deposit or collection in the ordinary course of business and Borrower may make loans to its Affiliates on an arm’s–length basis provided that the aggregate outstanding principal balance of such loans shall not exceed $2,000,000 at any time.

9.7                               Investments

Invest in (by capital contribution, assumption of Indebtedness or otherwise), acquire, purchase or make any commitment to purchase the obligations, stock or other equity, or a substantial portion of the assets of any Person except (a) direct obligations of the government of the United States of America or any agency or instrumentality thereof, (b) interest–bearing certificates of deposit or repurchase agreements issued by any commercial banking institution satisfactory to U.S. Bank and (c) stock or obligations issued in settlement of claims of Borrower against others by reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of Borrower.

9.8                               Consolidation, Merger and Sale of Assets

Wind up, liquidate or dissolve Borrower’s or any Subsidiary’s affairs or enter into any transaction of merger or consolidation with any Person; convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any time) any of its material licenses, contracts or permits; sell all or a substantial part of its property or assets or sell any part of its property or assets necessary or desirable for the conduct of its business as now generally conducted or as proposed to be conducted; sell any of its notes receivable, installment or conditional sales agreements, or accounts receivable; purchase, lease or otherwise acquire all or a substantial part of the property or assets of any other Person.

9.9                               Subsidiaries

Form or acquire any Person or any portion thereof.

9.10                        Type of Business

Enter into any business which is substantially different from or not connected with the manufacture and sale of audio equipment and software or make any substantial change in the nature of its business or operations.

9.11                        Change of State of Organization

Change (a) the state of organization of Borrower or any Guarantor, (b) the chief executive office of Borrower or any Guarantor, (b) Borrower’s or any Guarantor’s name, or (c) the location of any of the Collateral; or adopt or use any trade name without (x) prior written notice to U.S. Bank and (y) the execution, delivery and filing (and payment of filing fees and taxes) of all such documents as may be necessary or advisable in the opinion of U.S. Bank to continue to perfect and protect the liens and security interests in the Collateral.

9.12                        Change in Documents

Amend, supplement, terminate or otherwise modify in any way Borrower’s articles of incorporation, contracts or other documents delivered to U.S. Bank hereunder or executed in connection herewith.

9.13                        Control

Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower or any Subsidiary.

9.14                        Pension Plan

Terminate or partially terminate any Plan now existing or hereafter established for Borrower or its Affiliates or withdraw from participation therein under circumstances that result or could result in liability to the Pension Benefit Guaranty Corporation, to the fund by which the Plan is funded, or to the employees (or their beneficiaries) for whom the Plan is or shall be maintained; or permit any other event or circumstance to occur that results or could result in liability to the Pension Benefit Guaranty Corporation or a violation of ERISA.

9.15                        Tangible Net Worth

Permit Tangible Net Worth to be less than (a) $25,000,000 as of March 31, 2002, and (b) at any time thereafter, an amount equal to $25,000,000 plus, on a cumulative basis, 50 percent of Borrower’s consolidated net income for each of Borrower’s fiscal quarters, commencing with the fiscal quarter ending June 30, 2002 (without reduction for any consolidated net losses experienced by Borrower in any fiscal quarter).

9.16                        Funded Debt Ratio

Permit the Funded Debt Ratio to be greater than (a) 3.5:1.0 as of the last day of Borrower’s fiscal quarter ending September 30, 2002, for the trailing four quarters then ended, and (b) 3.0:1.0 as of the last day of Borrower’s fiscal quarter ending December 31, 2002, or any fiscal quarter thereafter, for the trailing four quarters then ended.

9.17                        Fixed Charge Coverage Ratio

Permit the Fixed Charge Coverage Ratio to be less than (a) 1.10:1.00 as of the last day of Borrower’s fiscal quarter ending June 30, 2002, for the fiscal quarter then ended, (b) 1.15:1.00 as of the last day of Borrower’s fiscal quarter ending September 30, 2002, for the fiscal quarter then ended, and (c) 1.25:1.00 as of the last day of Borrower’s fiscal quarter ending December 31, 2002 and any fiscal quarter thereafter, for the trailing four quarters then ended.

9.18                        Working Capital

Permit Working Capital to be less than (a) $23,000,000 as of June 30, 2002, and (b) at any time thereafter, an amount equal to $23,000,000 plus, on a cumulative basis, 50 percent of Borrower’s consolidated net income for each of Borrower’s fiscal quarters, commencing with the fiscal quarter ending September 30, 2002 (without reduction for any consolidated net losses experienced by Borrower in any fiscal quarter).

9.19                        Limitation on Capital Expenditures

Permit the total amount of Capital Expenditures to exceed $5,000,000 during the fiscal year of Borrower ending December 31, 2002, and during any fiscal year of Borrower thereafter.

ARTICLE X.                                                   REPRESENTATIONS AND WARRANTIES

In order to induce U.S. Bank to enter into this Agreement and to make the Loans as herein provided, Borrower hereby makes the following representations, covenants and warranties, all of which shall survive the execution and delivery of this Agreement and shall not be affected or waived by any inspection or examination made by or on behalf of U.S. Bank:

10.1                        Corporate Status

Borrower and Mackie Designs Manufacturing Inc. are corporations organized and validly existing under the laws of the state of Washington.  Blackstone Technologies, Inc. is corporation organized and validly existing under the laws of the state of Massachusetts.  SIA Software Company, Inc. is a corporation organized and validly existing under the laws of the state of New York.  Borrower and each Subsidiary has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage.  Borrower and each Subsidiary is qualified to do business in all states except where the failure to be qualified could not have a material adverse effect on Borrower or any Subsidiary.

10.2                        Power and Authority

Borrower and each Guarantor has the power to execute, deliver and carry out the terms and provisions of this Agreement and each of the Loan Documents and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the making and delivery of the Notes and all Loan Documents delivered hereunder.  This Agreement constitutes and the Notes and other Loan Documents and instruments issued or to be issued hereunder, when executed and delivered pursuant hereto, constitute or will constitute the authorized, valid and legally binding obligations of Borrower and Guarantors (as the case may be), enforceable in accordance with their respective terms.

10.3                        No Violation of Agreements

Neither Borrower nor any Subsidiary is in default under any material provision of any agreement to which it is a party or in violation of any Applicable Laws.  The execution and delivery of this Agreement, the Notes, the other Loan Documents and the instruments incidental hereto; the consummation of the transactions herein or therein contemplated; and compliance with the terms and provisions hereof or thereof (a) will not violate any material Applicable Law, (b) will not conflict or be inconsistent with, result in any breach of any of the material terms, covenants, conditions or provisions of, constitute a default under, or result in the creation or imposition of (or the obligation to impose) any lien, charge or encumbrance upon any of the property or assets of Borrower or any Guarantor pursuant to the terms of any material Governmental Approval, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any Guarantor is a party, by which Borrower or any Guarantor may be bound or to which Borrower or any Guarantor may be subject, and (c) will not violate any of the provisions of the articles of incorporation of Borrower or any Guarantor.  No Governmental Approval is necessary (x) for the execution of this Agreement, the making of the Notes or the assumption and performance of this Agreement, or the Notes by Borrower or the Guaranties by any Guarantor or (y) for the consummation by Borrower or any Guarantor of the transactions contemplated by this Agreement, including, but not limited to, the grant of the security interests to U.S. Bank.

10.4                        Recording and Enforceability

Neither the articles of incorporation, bylaws or other applicable corporate documents of Borrower or any Guarantor nor other agreements require recording, filing, registration, notice or other similar action in order to insure the legality, validity, binding effect or enforceability against all Persons of this Agreement, the Notes or other Loan Documents executed or to be executed hereunder, other than filings or recordings that may be required under the Uniform Commercial Code or in connection with the perfection of the security interests of U.S. Bank in patents, trademarks and similar types of Collateral.

10.5                        Litigation

Except as disclosed in this Section 10.5, there are no actions, suits or proceedings pending or threatened against or affecting Borrower or any Subsidiary before any Governmental Body that could have a material adverse effect on Borrower, any Subsidiary, or the Collateral.  Neither Borrower nor any Subsidiary is in default under any material provision of any Applicable Law or Governmental Approval of any Governmental Body which could have a material adverse effect on Borrower, any Subsidiary, or on the Collateral.  U.S. Bank acknowledges the disclosure by Borrower of the existence of the case entitled The Travelers Insurance Company vs. Eastern Acoustic Works, Inc., et al, Superior Court Department, Worcester Massachusetts, Civil Action No. 97-0922-B, and agrees that neither the existence of such case nor the results of any trial or any pending motions in such case will be deemed a violation of any warranty or representation given by Borrower or Eastern

Acoustic Works, Inc. either in this Agreement or any other agreement or documentation given in connection herewith.

10.6                        Good Title to Properties

Borrower and each Subsidiary has good and marketable title to, or a valid leasehold interest in, its property and assets, subject to no liens, mortgages, pledges, encumbrances or charges of any kind, except those permitted under the provisions of Section 9.5 hereof.

10.7                        Licenses and Permits

All Governmental Approvals with respect to the business of Borrower and each Subsidiary were to Borrower’s knowledge duly and validly issued by the respective Governmental Bodies, are in full force and effect and are to Borrower’s knowledge valid and enforceable in accordance with their terms.  With regard to such Governmental Approvals, no fact or circumstance exists that constitutes or, with the passage of time or the giving of notice or both, would constitute a material default under any thereof, or permit the grantor thereof to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof.  Borrower and each Subsidiary presently holds all material Governmental Approvals as are necessary or advisable in connection with the conduct of its business as now conducted and as presently proposed to be conducted.

10.8                        No Burdensome Agreements

Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any restrictions that now have or, as far as can be foreseen, could have a material adverse effect on Borrower or any Subsidiary.

10.9                        Properties in Good Condition

All the material properties of Borrower and each Subsidiary are, and all material properties to be added in connection with any contemplated expansion will be in good repair and good working order and condition in a manner consistent with past practices of Borrower and each Subsidiary, and comparable to industry standards and are and will be in compliance with all Applicable Laws.

10.10                 Financial Statements

The (a) audited financial statements of Borrower dated December 31, 2001, and all schedules and notes included in such financial statements and (b) unaudited financial statements of Borrower and each Subsidiary that have heretofore been delivered to U.S. Bank are true and correct in all material respects and present fairly (i) the financial position of Borrower and each Subsidiary as of the date of said statements and (ii) the results of operations of Borrower and each Subsidiary for the periods covered thereby; and there are not any significant liabilities that should have been reflected in the financial statements or the notes thereto under generally accepted accounting principles, contingent or otherwise, including liabilities for taxes or any unusual forward or long–term commitments, that are not disclosed or reserved against in the statements referred to above or in the notes thereto or that are not disclosed herein.  All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.  There has been no material adverse change (including, but not limited to, any such change occasioned by accident, act of God, war, fire, flood, explosion, strike or other labor dispute, or orders or action by any Governmental Body or public utility) in the operations, business, property, assets or condition (financial or otherwise) of Borrower and each Subsidiary since December 31, 2001.

10.11                 Outstanding Indebtedness

Other than current trade payables, Borrower has no Indebtedness, including, but not limited to, Indebtedness to Affiliates, that is not listed on Borrower’s unaudited financial statements dated December 31, 2001.

10.12                 Taxes

Borrower and each Subsidiary has duly filed all tax returns and reports required by Applicable Law to be filed; and all taxes, assessments, levies, fees and other charges of Governmental Bodies upon Borrower and each Subsidiary or upon its assets that are due and payable have been paid (except as otherwise permitted in this Agreement).

10.13                 License Fees

Borrower and each Subsidiary has paid all fees and charges that have become due for any Governmental Approval for its business or has made adequate provisions for any such fees and charges that have accrued.

10.14                 Trademarks, Patents, Etc.

Attached to the Security Agreements are schedules of all trademarks, trade names, service marks, patents and applications therefor currently held by Borrower and each Subsidiary or in which it has an interest, e.g., a license.  Borrower and each Subsidiary possesses all necessary trademarks, trade names, service marks, copyrights, patents, patent rights and licenses to conduct its businesses as now and as proposed to be conducted, without conflict with the rights or claimed rights of others.

10.15                 Disclosure

To the best of Borrower’s knowledge, the exhibits hereto, the financial information and statements referred to in Section 10.10 hereof, any certificate, statement, report or other document furnished to U.S. Bank by Borrower or any other Person in connection herewith or in connection with any transaction contemplated hereby, and this Agreement, do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein or herein not misleading.

10.16                 Regulations U and X

Borrower does not own and no part of the proceeds hereof will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock.  If requested by U.S. Bank, Borrower will furnish to U.S. Bank a statement in conformity with the requirements of Federal Reserve Form U–1 referred to in said Regulation.  No part of the proceeds of the Loans will be used for any purpose that violates or is inconsistent with the provisions of Regulation X of said Board of Governors.

10.17                 Names

Neither Borrower, any Guarantor, nor any of their predecessors operate or do business or during the past five years have operated or done business under a fictitious, trade or assumed name.

10.18                 Condition of Property

Except as otherwise disclosed to U.S. Bank, Borrower hereby represents and warrants to U.S. Bank that as of the date hereof and continuing hereafter, Borrower’s property and that of each Subsidiary (both owned and leased) and each portion thereof (a) are not and to the best knowledge of Borrower after due investigation have not been a site for the use, generation, manufacture, storage, disposal or transportation of any Hazardous Material in violation of Hazardous Materials Laws; (b) are presently in compliance with all Hazardous Materials Laws; and (c) are not being used and to the best knowledge of Borrower after due investigation have not been used in any manner that has resulted in or will result in Hazardous Materials being spilled or disposed of on any adjacent or other property.

10.19                 Pension Plans

No “reportable event” as defined in Section 4043(b) of Title IV of ERISA has occurred and is continuing with respect to any plan maintained for employees of Borrower or any Affiliate.  In addition, each of the plans maintained for the employees of Borrower and its Affiliates are in compliance with the requirements of ERISA, including the minimum funding requirements.

ARTICLE XI.                                               EVENTS OF DEFAULT; REMEDIES

11.1                        Events of Default

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for the Event of Default, whether it shall relate to one or more of the parties hereto, and whether it shall be voluntary or involuntary or be pursuant to or affected by operation of Applicable Law):

(a)           If Borrower fails to pay the principal of or any installment of interest on either of the Notes, within five days of the date when and as the same becomes due and payable, whether at scheduled maturity, by acceleration or otherwise; or

(b)           If any Indebtedness of Borrower or any Subsidiary for money borrowed or credit extended becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or if any event occurs which constitutes an event of default under any instrument, agreement or evidence of Indebtedness relating to any such obligation of Borrower or any Subsidiary; or

(c)           If Borrower or any Subsidiary fails to pay or perform (after any applicable grace period) any obligation or Indebtedness to others in excess of $50,000 (other than as set forth in Section 11.1(b) hereof), whether now or hereafter incurred; or

(d)           If any representation or warranty (i) made by Borrower in this Agreement or (ii) made by Borrower, any Guarantor, or any other Person in any document, certificate or statement furnished pursuant to this Agreement or in connection herewith, is false or misleading in any material respect; or

(e)           If Borrower fails to observe or perform any term, covenant or agreement to be performed or observed pursuant to Articles VIII and IX hereof; or

(f)            If Borrower fails to observe or perform (not otherwise specified in this Article XI) any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, the other Loan Documents or any other agreement incidental hereto and such default is not cured within 30 days; or

(g)           If Borrower fails to perform any of its obligations under any of the Loan Documents not otherwise specified in this Article XI, or if the validity of any of such documents has been disaffirmed by or on behalf of any of the parties thereto other than U.S. Bank and such default is not cured within 30 days; or

(h)           If custody or control of any substantial part of the property of Borrower or any Subsidiary is assumed by any Governmental Body or if any Governmental Body takes any final action, the effect of which would be to have a material adverse effect on Borrower; or

(i)            If Borrower or any Subsidiary suspends or discontinues its business, or if Borrower or any Subsidiary makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any Applicable Law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation; or if there is commenced against Borrower or any Subsidiary any such proceeding that remains undismissed for a period of 60 days or more, or an order, judgment or decree approving the petition in any such proceeding is entered; or if Borrower or any Subsidiary by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding or any appointment of any receiver, liquidator or trustee of or for it or for any substantial part of its property or assets, suffers any such appointment to continue undischarged or unstayed for a period of 90 days or more, or takes any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction assumes jurisdiction with respect to any such proceeding, or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any Governmental Body, under color of legal authority, takes and holds possession of any substantial part of the property or assets of Borrower or any Subsidiary; or

(j)            If there is any refusal or failure by any Governmental Body to issue, renew, or extend any lease or Governmental Approval with respect to the operation of the business of Borrower or any Subsidiary, or any denial, forfeiture or revocation by any Governmental Body of any Governmental Approval that could have a material adverse effect on Borrower or any Subsidiary; or

(k)           If any of the events described in Section 8.10 hereof occur or are threatened and, in U.S. Bank’s reasonable judgment, such event jeopardizes or could reasonably be expected to jeopardize repayment of any of the Notes; or

(l)            If at any time Gregory C. Mackie does not own or have voting control of 20 percent or more of the issued and outstanding voting stock of Borrower; or

(m)          If any material adverse change in the business or financial condition of Borrower or any Subsidiary occurs, or if any event that materially increases U.S. Bank’s risk or materially impairs the Collateral occurs.

11.2                        Acceleration; Remedies

(a)           If any Event of Default described in Section 11.1(i) shall occur, then immediately and automatically U.S. Bank’s commitment under the Revolving Loan shall terminate and all other amounts owing under this Agreement and the Revolving Note shall become due and payable and U.S. Bank’s obligation to make any advances under the Revolving Loan shall immediately terminate.

(b)           If any Event of Default other than those described in Section 11.1(i) shall occur and be continuing, U.S. Bank may (i) by written notice to Borrower, declare U.S. Bank’s commitment under the Revolving Loan terminated forthwith, whereupon such obligations shall immediately terminate; and (ii) by written notice of default to Borrower, declare the Revolving Loan, with accrued interest thereon, and all other amounts owing under this Agreement and the Revolving Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(c)           Except as expressly provided above in this Section 11.2, presentment, demand and all other notices of any kind are hereby expressly waived.  U.S. Bank may proceed to protect and enforce its rights hereunder or realize on any or all security granted pursuant to any the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise.  No failure or delay on the part of U.S. Bank in exercising any right, power or privilege hereunder and no course of dealing between Borrower and U.S. Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U.S. Bank would otherwise have.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U.S. Bank to any other or further action in any circumstances without notice or demand.

ARTICLE XII.                                           MISCELLANEOUS

12.1                        Notices

All notices, requests, consents, demands, approvals and other communications hereunder shall be deemed to have been duly given, made or served if made in writing and delivered personally, sent via facsimile or mailed by first–class mail, postage prepaid, to the respective parties to this Agreement as follows:

(a)                                  If to Borrower:

Mackie Designs Inc.
16220 Woodinville-Redmond Road NE
Woodinville, Washington 98072
Attention:  Chief Financial Officer
Facsimile No.:  (425) 483-1801

(b)                                 If to U. S. Bank:

U. S. Bank National Association
10800 NE Eighth Street, Suite 1000
Bellevue, Washington  98004
Attention:  Tom V. Silver
Facsimile No.:  (425) 450-5989

The designation of the persons to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

12.2                        Payment of Expenses

Whether or not the transactions hereby contemplated are consummated, Borrower shall pay on demand all costs and expenses of U.S. Bank incurred in connection with the preparation, negotiation, execution and delivery of the Loan Documents, as well as any amendments, modifications, consents or waivers relating thereto, including, without limitation, reasonable attorneys’ fees, appraisal fees, title insurance fees and recording fees.  In addition, if there shall occur any Default or Event of Default, U.S. Bank shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases, including, without limitation, reasonable attorneys’ fees and costs (including the allocated fees of internal counsel).  Costs and expenses as referred to above, shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort and all other expenses actually incurred.  Reasonable attorneys’ fees shall include, without limitation, attorneys’ fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against Borrower or any Person granting a security interest in any item of Collateral, including all fees incurred in connection with (a) moving from relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or (b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regard to the identity of the prevailing party.

12.3                        Setoff

As additional security for the payment of the obligations described in this Agreement and the other Loan Documents and any other obligations of Borrower to U.S. Bank of any nature whatsoever (collectively the “Obligations”), Borrower hereby grants to U.S. Bank, and any Participant, a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of U.S. Bank, or any Participant, and the right to refuse to allow withdrawals from any account (collectively “Setoff”).  U.S. Bank and any Participant may, at any time upon the occurrence of a Default or Event of Default (notwithstanding any notice requirements or grace/cure periods under this Agreement or the other Loan Documents) Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.

12.4                        Waiver of Setoff

In the event that U.S. Bank sells all or any portion of the Loans to any Participant, Borrower hereby waives the right to interpose any setoff, counterclaim or cross–claim (other than compulsory counterclaims or cross–claims) in connection with any litigation or dispute under this Agreement, regardless of the nature of such setoff, counterclaim or cross–claim.

12.5                        Fees and Commissions

Borrower agrees to indemnify U.S. Bank and hold it harmless with regard to any commissions, fees, judgments or expenses of any nature and kind that U.S. Bank may become liable to pay by reason of any claims by or on behalf of brokers, finders or agents in connection with any act or failure to act by Borrower or any litigation or similar proceeding arising from such claims.  Borrower states that it is aware of no valid basis for any such claims.

12.6                        No Waiver

No failure or delay on the part of U.S. Bank or the holder of any of the Notes in exercising any right, power or privilege hereunder and no course of dealing between Borrower and U.S. Bank or the holder of any of the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U.S. Bank or any subsequent holder of any of the Notes would otherwise have.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U.S. Bank to any other or further action in any circumstances without notice or demand.

12.7                        Entire Agreement and Amendments

This Agreement represents the entire agreement between the parties hereto with respect to the Loans and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents.  This Agreement, or any provision hereof, may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.8                        Benefit of Agreement

This Agreement is binding upon and inures to the benefit of Borrower and U.S. Bank and their successors and assigns and all subsequent holders of any of the Notes or any portion thereof.  Borrower expressly acknowledges that U.S. Bank is not prohibited or restricted from assigning rights or participations hereunder or any portion thereof to another Person.  Borrower, however, is precluded from assigning any of its respective rights or delegating any of its obligations hereunder or under any of the other agreements between Borrower and U.S. Bank without the prior written consent of U.S. Bank.

12.9                        Severability

If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of this

Agreement that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

12.10                 Descriptive Headings

The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not affect the meaning or construction of any of the provisions hereof.

12.11                 Governing Law

Except to the extent that the federal laws of the United States of America provide U.S. Bank with greater rights or remedies, this Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington without regard to the choice of law rules thereof.

12.12                 Consent to Jurisdiction, Service and Venue

For the purpose of enforcing payment of any of the Notes, performance of the obligations under any of the Notes, any arbitration award under the other Loan Documents, or otherwise in connection herewith, Borrower hereby consents to the jurisdiction and venue of the courts of the state of Washington or of any federal court located in such state including, but not limited to, the Superior Court of Washington for King County and the United States District Court for the Western District of Washington.  Borrower hereby waives the right to contest the jurisdiction and venue of courts located in King County, Washington, on the ground of inconvenience or otherwise and waives any right to bring any action or proceeding against U.S. Bank in any court outside King County, Washington.  The provisions of this Section 12.12 do not limit or otherwise affect the right of U.S. Bank to institute and conduct action in any other appropriate manner, jurisdiction, or court.

12.13                 Counterparts

This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

12.14                 Jury Waiver

BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER NOW OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM MAY, AT U.S. BANK’S ELECTION, BE DECIDED BY TRIAL WITHOUT A JURY AND THAT U.S. BANK MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT

AS WRITTEN EVIDENCE OF THE WAIVER AND AGREEMENT CONTAINED HEREIN.

12.15                 Statutory Notice

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, Borrower and U.S. Bank have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

MACKIE DESIGNS INC.

By	/s/ William A. Garrard
	Name:	Willliam A. Garrard
	Title:	Vice President, Finance and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By	/s/Tom V. Silver
	Name:	Tom Silver
	Title:	Vice President

ACKNOWLEDGMENT AND CONSENT

Each of the undersigned hereby:  (a) acknowledges that it has read the foregoing Amended and Restated Credit Agreement, (b) consents to the execution, delivery and performance by Borrower of the foregoing Amended and Restated Credit Agreement, (c) reaffirms and agrees that the respective Guaranty and Security Agreement to which the undersigned is a party and all other documents and agreements executed and delivered by the undersigned to the U.S. Bank in connection with the Existing Credit Agreement (as amended and restated by this Agreement) are in full force and effect, without defense, offset or counterclaim, and (d) agrees that its guaranty guarantees and its security agreement secures the repayment of the Loans.  Capitalized terms used herein have the meanings specified in this Agreement.

BLACKSTONE TECHNOLOGIES, INC.

By
Name:
Title:

MACKIE DESIGNS MANUFACTURING INC.

By
Name:
Title:

SIA SOFTWARE COMPANY, INC.

By
Name:
Title: